Exhibit 99.1

Corautus Genetics Announces Update on GENASIS Trial

ATLANTA, February 23, 2006 - Corautus Genetics Inc. (Nasdaq: VEGF) announced today an update of its GENASIS Phase IIb clinical trial that is evaluating the safety and efficacy of VEGF-2 for the treatment of severe angina resulting from cardiovascular disease.

Corautus expects to complete the enrollment of 404 patients in its Phase IIb GENASIS trial around June 30, 2006. Corautus had previously projected that it would complete enrollment by March 31, 2006. To date, 276 patients have been treated in the trial.

“The additional time is primarily attributable to a decrease in the rate of enrollment which began in December and continued through January as well as delays in initiating several additional clinical sites for the study,” said Richard E. Otto, President and Chief Executive Officer. “We are expecting to enroll approximately 30 patients in February and complete enrollment around June 30, 2006. Overall, we and our clinical steering committee are pleased with the rate of enrollment for GENASIS, which we believe is presently the largest cardiovascular gene therapy trial being conducted in the world.”

Corautus has received a blinded interim variability analysis of the GENASIS trial data for the first 171 patients treated in the trial. The GENASIS trial size was determined based on earlier Phase IIa results, to support a statistically significant determination of the effect of treatment in achieving the study endpoint. Without unblinding trial data to anyone involved with the conduct of the trial, independent biostatistician consultants have reviewed the GENASIS trial’s primary endpoint data and have concluded that the GENASIS trial has greater than 90% power to demonstrate statistical significance on the primary endpoint, which is a greater than 60 second difference in exercise tolerance time between placebo and VEGF-2 with a two-sided alpha <.05. No inference should be drawn from this analysis about the ultimate efficacy results. However, the analysis suggests that fewer than 404 patients would be required to achieve the statistical significance originally contemplated in the design of our GENASIS trial.

“Notwithstanding the fact that the trial may be oversized based on this recent analysis, we will continue with our plan to treat 404 patients in the GENASIS trial”, Mr. Otto continued, “as it will strengthen the reliability of the results of the trial and possibly provide a basis for a smaller Phase III trial than the GENASIS trial.”

The GENASIS trial protocol is designed to evaluate efficacy results ninety days following patient treatment, with additional follow-up at 6 and 12 months. Corautus plans to perform an interim efficacy analysis shortly after completion of the ninety day evaluations. Corautus has been in discussions with the FDA about how best to accomplish this without compromising data for the 6 and 12 month follow-up. In addition, the FDA has indicated a heightened interest in the therapeutic’s longer term efficacy and safety data that may result in changing the primary efficacy measurement in a later trial from ninety days to 6 months or 12 months.

“We have made a significant investment in the GENASIS trial, and we are taking the appropriate steps to protect the integrity of the trial data and to maximize the results from GENASIS in our overall clinical development strategy” said Mr. Otto. “We are working closely with the FDA to determine the best way to achieve all of our goals – facilitating rapid initiation of a Phase III trial and ensuring the data from the GENASIS trial are as robust as possible, to support optimal Phase III endpoints. The results of these decisions will determine whether efficacy results from the GENASIS trial will be available in the fourth quarter of 2006 or the first half of 2007. Our focus remains on implementing the most expeditious pathway to BLA submission and approval.”

About Corautus Genetics Inc.

Corautus Genetics Inc. is a biopharmaceutical company dedicated to the development and commercialization of innovative gene therapy products for the treatment of cardiovascular and vascular disease. Corautus is currently developing and testing a gene therapy product using the Vascular Endothelial Growth Factor-2 (VEGF-2) gene to promote therapeutic angiogenesis in ischemic muscle. For more information, please visit www.corautus.com.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements which address our projections as to the completion of enrollment in clinical trials, the release efficacy results or the significance of interim variability data, and those that address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about our ongoing cardiovascular clinical trial, including its costs, potential benefits from manufacturing agreements, the potential benefits from previous clinical trials, sufficient and timely enrollment of suitable patients in our clinical trial, future results of operations or our financial condition, adequacy of funding, benefits from the alliance with Boston Scientific, research, development and commercialization of our product candidates, anticipated trends in our business, manufacture of sufficient and acceptable quantities of our proposed products, approval of our product candidates, meeting additional capital requirements, and other risks that could cause actual results to differ materially. These risks are discussed in Corautus Genetics Inc.’s Securities and Exchange Commission filings, including, but not limited to, the risk factors in Corautus’ 2004 Annual Report on Form 10-K which was filed on March 22, 2005, which are incorporated by reference into this press release. All forward-looking statements included in this press release are based on information available to Corautus on the date hereof, and Corautus assumes no obligation to update such forward-looking statements.

CONTACTS:

Michael K. Steele

Corautus Genetics Inc.

404-526-6212

msteele@corautus.com

Kim Golodetz

Lippert/Heilshorn & Associates

212-838-3777

kgolodetz@lhai.com

Bruce Voss

Lippert/Heilshorn & Associates

310-691-7100

bvoss@lhai.com